                                                             EXHIBIT (h)(46)(a)

                            Supplemental Agreement

This Supplemental Agreement is entered into as of April 16, 2007 by and between Dreyfus Service Corporation ("Dreyfus") on its behalf, and/or on behalf of one or more of the Funds for which it serves as primary underwriter, and the undersigned (the "Intermediary").

WHEREAS, Dreyfus and the Intermediary have previously entered into one or more of the agreements (the "Agreement") set forth on Attachment A to this Supplemental Agreement relating to certain funds ("Funds") for which Dreyfus is the principal underwriter and distributor of Fund Shares (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Dreyfus and the Intermediary hereby agree as follows:

A. Definitions

    1. "Fund" includes the Funds covered by the Agreement and the Funds' principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in Rule 22c-2(b) under the Investment Company Act of 1940 (the "1940 Act").

    2. "Shareholder" shall mean, as applicable, (a) the beneficial owner of Shares, whether the Shares are held directly by Shareholder or by the Intermediary in nominee name; (b) a Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or
       (c) the holder of interests in a Fund underlying a variable annuity or variable life insurance contract.

    3. "Written" communications include electronic communications and facsimile transmissions.

B. Shareholder Information and Imposition of Trading Restrictions

    1. Agreement to Provide Information. The Intermediary agrees to provide promptly, but not later than 10 business days, to the Fund, upon Written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged Shares held through an account with the Intermediary (an "Account") during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of Shares. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. Information regarding transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan will not be provided in Shareholder Information sent to Dreyfus; therefore, the Shareholder Information provided for a certain period will not be equal to the omnibus trades made during that same period.

       (a)Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund.

       (b)The Intermediary agrees to use best efforts to determine, promptly upon request of the Fund, but not later than 10 days, whether any person that holds Shares through the Intermediary is an "indirect intermediary "as defined in Rule 22c-2 under the 1940 Act (an "Indirect Intermediary"), and upon further request of the Fund,
          (i) provide or arrange to have provided the information set forth in paragraph (B)(1) of this Supplemental Agreement regarding Shareholders who hold an account with an Indirect Intermediary; or
          (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

       (c)Dreyfus agrees not to use the information received under this Section B for marketing or any other similar purpose without the prior Written consent of the Intermediary.

    2. Agreement to Restrict Trading. The Intermediary agrees to execute Written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through an Account) that violate the policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

       (a)Form of Instructions. Instructions provided to the Intermediary will include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instructions relates.

       (b)Confirmation by the Intermediary. The Intermediary must provide Written confirmation to the Fund that instructions have been executed. The Intermediary agrees to provide the confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

C. Late Trading Procedures. The Intermediary represents that it has adopted, and will at all times during the term of the Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer or exchange Shares received by the Intermediary from Shareholders treated as received prior to the close of trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE") (usually 4:00 p.m. Eastern time) on a day the NYSE is open for business (a "Business Day") are received by the Intermediary prior to the Close of Trading on such Business Day and are not modified after the Close of Trading and that all such orders received, but not rescinded, by the Close of Trading are communicated to Dreyfus or its designee for that Business Day. Each transmission of Share orders by the Intermediary shall constitute a representation that such orders are accurate and complete and are as received by the Intermediary by the Close of Trading on the Business Day for which the orders are to be priced and that such transmission includes all Share orders received from customers, but not rescinded, by the Close of Trading. The market timing prevention policies of Intermediary are attached to and made part of this Agreement.

D. Anti-Money Laundering Program Procedures. The Intermediary represents and warrants that, to the extent required by applicable law, it has adopted policies and procedures to comply with all applicable anti-money laundering, customer identification, suspicious activity, currency transaction reporting and similar laws and regulations including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, and National Association of Securities Dealers ("NASD") Rule 3011. The Intermediary also represents and warrants that it will not purchase or sell Shares on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control ("OFAC"), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program. The Intermediary agrees to share information with the Fund for purposes of ascertaining whether a suspicious activity report ("SAR") is warranted with respect to any suspicious transaction involving Shares, provided that neither the Intermediary nor the Fund is the subject of the SAR. The Intermediary, if required to maintain an anti-money laundering program, also represents and warrants that it has filed the requisite certification with the Financial Crimes Enforcement Network ("FinCEN") to allow the Intermediary to share information pursuant to
   Section 314(b) of the USA PATRIOT Act.

E. Privacy. Pursuant to Regulation S-P promulgated by the Securities and Exchange Commission under the Gramm-Leach-Bliley Act ("Reg. S-P"), the Intermediary agrees to deliver the Funds' then current consumer privacy notice to any customer who purchases Shares from or through the Intermediary, at or prior to the time of the initial purchase, if the customer would be considered a "consumer" or "customer" (each as defined in Reg. S-P) of the Fund(s).

F. Force Majeure. Either Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

G. Best Efforts and Good Faith. Both Parties mutually agree to act in good faith, utilizing their best efforts to timely and effectively execute the shareholder information sharing provisions of Rule 22c-2. Good faith and best efforts means attempting to process all relevant requests in a timely manner, or in the event such requests cannot be met within the time provisions of this agreement, to make best efforts to fulfill such requests as soon as reasonably practicable. Also, if Intermediary is aware of a possible delay in the fulfillment of a request, Intermediary will provide notice of the impending delay as soon as possible after the impending delay is discovered.

I. Miscellaneous

    1. This Supplemental Agreement supersedes the terms of the Agreement and any other agreement between the parties with respect to the provisions covered herein. Except as modified herein, the Agreement and all other agreements between the parties remain in full force and effect. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereto.

    2. To the extent the Intermediary fails to comply with any provision of the Agreement, Dreyfus may terminate the Agreement immediately upon providing Written notice to the Intermediary.

    3. All notices and other communications provided for under the terms of the Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or email.

    4. This Supplemental Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to conflict of law principals, and shall bind and inure to the benefit of the parties hereto and their respective successor and assigns.

IN WITNESS WHEREOF, this Supplemental Agreement has been acknowledged and executed as of the date set forth below:

Dreyfus Service Corporation            American General Life Insurance Company
                                       The United States Life Insurance Company in the City of New York
                                       AIG Life Insurance Company
                                       American International Life Assurance
                                       Company
                                       of New York


-----------------------------------           ---------------------------------
Signed                                        Signed


-----------------------------------           ---------------------------------
Print Name                                    Print Name


-----------------------------------           ---------------------------------
Title                                         Title


-----------------------------------           ---------------------------------
Date                                          Date


                                              ---------------------------------
                                              Attest


                                              ---------------------------------
                                              Print Name


                                              ---------------------------------
                                              Title

                                              (Seal)

ATTACHMENT A

Marketing and Support Services Agreement

Supplemental Agreement Regarding Networking

Money Market Fund (Omnibus) Distribution and Shareholder Services Agreement

Money Market Fund (Fully-Disclosed)

Distribution and Shareholder Services Agreement

Fund (Omnibus) Distribution and Shareholder Services Agreement

Fund (Fully Disclosed) Distribution and Shareholder Services Agreement

Fund Participation Agreement

Services Agreement

                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

   Jennifer Powell
   Senior Counsel
   AIG American General
   2929 Allen Parkway, A30-25
   Houston, TX 77019
   (713) 831-4954

and to:

   Michael McArthur
   Variable Products Accounting
   AIG American General
   2727-A Allen Parkway
   Houston, TX 77019
   (713) 831-3504

APPENDIX B

AGL/USL/AIG Life/AI Life Market Timing Policies

Market Timing

   The Policies are not designed for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. Market timing carries risks with it, including:

    . dilution in the value of Fund shares underlying investment options of other Policy Owners;

    .  interference with the efficient management of the Fund's portfolio; and

    .  increased administrative costs.

   We have policies and procedures that require us to monitor the Policies to determine if a Policy Owner requests:

    . an exchange out of a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange into that same variable investment option;

    . an exchange into a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange out of that same variable investment option; or

    . exchanges into or out of the same variable investment option, other than the money market investment option, more than twice in any one calendar quarter.

   If any of the above transactions occurs, we will suspend such Policy Owner's same day or overnight delivery transfer privileges (including website, e-mail and facsimile communications) with prior notice to prevent market timing efforts that could be harmful to other Policy Owners or beneficiaries. Such notice of suspension will take the form of either a letter mailed to your last known address, or a telephone call from our Administrative Center to inform you that effective immediately, your same day or overnight delivery transfer privileges have been suspended. A Policy Owner's first violation of this policy will result in the suspension of Policy transfer privileges for ninety days. A Policy Owner's subsequent violations of this policy will result in the suspension of Policy transfer privileges for six months. Transfers under dollar cost averaging, automatic rebalancing or any other automatic transfer arrangements to which we have agreed are not affected by these procedures.

   The procedures above will be followed in all circumstances and we will treat all Policy Owners the same.

   In addition, Policy Owners incur a $25 charge for each transfer in excess of 12 each Policy year.

Restrictions Initiated by the Funds

   The Funds have policies and procedures restricting transfers into the Fund. For this reason or for any other reason the Fund deems necessary, a Fund may instruct us to reject a Policy Owner's transfer request. Additionally, a Fund may instruct us to restrict all purchases or transfers by a particular Policy Owner, whether into or out of the Fund. We will follow the Fund's instructions.

   Please read the Funds' prospectuses and supplements for information about restrictions that may be initiated by the Funds.